Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces First Quarter 2013 Results

•	Diluted earnings per share of $2.11

•	Net sales increased 1% to $3.2 billion

•	Net cash from operating activities of $146 million

•	Funded orders of $2.9 billion, funded backlog of $10.5 billion

•	2013 financial guidance reaffirmed

NEW YORK, April 25, 2013 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) from continuing operations of $2.11 for the quarter ended March 29, 2013 (2013 first quarter), an increase of 13%, compared to $1.86 for the quarter ended March 30, 2012 (2012 first quarter). The 2013 first quarter included a $10 million ($0.11 per diluted share) tax benefit for the retroactive reinstatement of the U.S. Federal research and experimentation tax credit related to the 2012 tax year. Net sales of $3.2 billion for the 2013 first quarter increased by 1% compared to the 2012 first quarter.

“We started off the year with a solid first quarter, underscored by strong results of operations and cash flows in spite of the ongoing challenges in the defense industry. International and commercial sales rose 18% offsetting declines in our U.S. military business, demonstrating that we are successfully executing on our strategy to grow international and commercial sales and expand market share,” said Michael T. Strianese, chairman, president and chief executive officer. “The Sequester cuts to the U.S. Defense budget became effective on March 1st, and while we have not yet experienced major impacts, we are seeing some delays and reduced orders, contract award deferrals and staffing reductions at select customers. We continue to closely monitor the Sequester situation and are prepared to effectively manage it as it evolves.”

“We remain committed to delivering shareholder value, which included repurchasing $122 million of our common stock and paying dividends of $52 million during the quarter. At the same time, we continue to focus on increasing the efficiency of our operations, investing in R&D to address customer priorities and pursuing acquisition opportunities that strengthen and expand our business and customer base.”

Key contract wins for the quarter included: (1) a competitively won, five-year contract to provide maintenance and sustainment services for U.S. Army rotary wing aircraft, (2) a contract to build two UH-60M Operational Flight Trainers (OFT) for the Taiwan Army, L-3’s first export sale of our rotary wing OFT product line, (3) new business to provide submarine photonic mast and valve systems for an international naval customer, (4) additional international business wins for personnel, baggage and cargo screening systems and an order for eXaminer checked baggage screening systems from the Transportation Security Administration (TSA), and (5) a competitively won contract to provide systems and software sustainment, engineering services support and end-user training for the U.S. Army Reserve.

L-3 Announces Results for the 2013 First Quarter	Page 2

L-3 Consolidated Results

	First Quarter Ended
(in millions, except per share data)	March 29, 2013	March 30, 2012	Increase/ (decrease)
Net sales	$3,185	$3,160	$25
Operating income	$313	$325	$(12)
Operating margin	9.8%	10.3%	(50	) bpts
Interest expense	$43	$45	$(2)
Interest and other income (expense)	$3	$3	$—
Effective income tax rate	28.9%	33.9%	(500	) bpts
Net income from continuing operations attributable to L-3	$193	$186	$7
Diluted EPS from continuing operations	$2.11	$1.86	$0.25
Diluted weighted average common shares outstanding	91.5	100.2	(8.7)

First Quarter Results of Operations: For the 2013 first quarter, consolidated net sales of $3.2 billion increased $25 million, or 1%, compared to the 2012 first quarter. Sales growth primarily in the Electronic Systems segment was partially offset by lower sales from the National Security Solutions (NSS) segment. Acquired businesses(1), which are all included in the Electronic Systems segment, added $48 million to net sales in the 2013 first quarter. Net sales to commercial and international government end customers increased 18%, or $122 million, including $41 million from acquired businesses. These sales increased to $807 million, or 25% of 2013 first quarter net sales, compared to $685 million, or 22% of 2012 first quarter net sales.

Operating income for the 2013 first quarter of $313 million decreased $12 million, or 4%, as compared to the 2012 first quarter. Operating income as a percentage of sales (operating margin) decreased by 50 basis points to 9.8% for the 2013 first quarter compared to 10.3% for the 2012 first quarter. The decrease in operating margin is primarily due to sales mix changes. In addition, higher pension expense of $4 million ($3 million after income tax, or $0.03 per diluted share) reduced operating margin by 10 basis points. See segment results below for additional discussion of sales and operating margin trends.

Interest expense declined by $2 million, as lower outstanding debt reduced interest expense by $8 million, which was partially offset by $6 million of interest expense that was allocated to discontinued operations in the 2012 first quarter.

The effective tax rate for the 2013 first quarter decreased to 28.9% from 33.9% for the same period last year. The decrease is due to a $12 million tax benefit for the retroactive reinstatement in January 2013 of the U.S. Federal research and experimentation tax credit for all of 2012 and 2013, of which $10 million ($0.11 per diluted share) relates to the 2012 benefit.

Net income from continuing operations attributable to L-3 in the 2013 first quarter increased 4% to $193 million compared to the 2012 first quarter, and diluted EPS from continuing operations increased 13% to $2.11 from $1.86. Diluted weighted average common shares outstanding for the 2013 first quarter declined by 9% compared to the 2012 first quarter primarily due to repurchases of L-3 common stock.

Orders: Funded orders for the 2013 first quarter were $2.9 billion compared to $3.7 billion for the 2012 first quarter. Funded backlog declined 3% to $10.5 billion at March 29, 2013, compared to $10.9 billion at December 31, 2012.

Cash flow and cash returned to shareholders: Net cash from operating activities from continuing operations was $146 million for the 2013 first quarter, compared to $120 million for the 2012 first quarter. The table below summarizes the cash returned to shareholders during the 2013 first quarter compared to the 2012 first quarter.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2013 First Quarter	Page 3

	First Quarter Ended
($ in millions)	March 29, 2013	March 30, 2012
Net cash from operating activities from continuing operations	$146	$120
Less: Capital expenditures, net of dispositions	(48)	(27)
Plus: Income tax payments attributable to discontinued operations	—	$8

Free cash flow(1)	$98	$101

Dividends paid	$52	49
Common stock repurchases	122	$138

Cash returned to shareholders	$174	$187

Percent of free cash flow returned to shareholders	178%	185%

(1)

Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment) plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

C3 ISR

	First Quarter Ended
	March 29, 2013	March 30, 2012	Increase/ (decrease)
	(dollars in millions)
Net sales	$888.4	$886.1	$2.3
Operating income	$91.5	$92.6	$(1.1)
Operating margin	10.3%	10.5%	(20	) bpts

C3ISR net sales for the 2013 first quarter increased by $2 million compared to the 2012 first quarter. Sales increased by $68 million for ISR Systems primarily due to small ISR aircraft sales to the Department of Defense (DoD) and higher volume for foreign military customers. These increases were partially offset by a $66 million decrease in sales primarily for networked communication systems due to: (1) declining U.S. Army demand for remote video terminals and (2) lower volume for manned and unmanned platforms for DoD customers as the production work for certain contracts near completion, including contracts for vehicle mounted satellite communication ground stations and datalinks for unmanned aircraft.

C3 ISR operating income for the 2013 first quarter decreased by $1 million, or 1%, compared to the 2012 first quarter. Operating margin decreased by 20 basis points to 10.3%. Operating margin declined by 200 basis points due to higher development and material costs for networked communication systems and 50 basis points due to higher pension expense of $4 million. These decreases were partially offset primarily by favorable sales mix changes at ISR Systems.

Electronic Systems

	First Quarter Ended
	March 29, 2013	March 30, 2012	Increase/ (decrease)
	(dollars in millions)
Net sales	$1,349.9	$1,312.6	$37.3
Operating income	$143.7	$151.5	$(7.8)
Operating margin	10.6%	11.5%	(90	) bpts

Electronic Systems net sales for the 2013 first quarter increased by $37 million, or 3%, compared to the 2012 first quarter. Sales increased: (1) $49 million for Simulation & Training, $29 million due to the Link U.K. acquisition and $20 million primarily due to increased deliveries of U.S. Army rotary wing training systems for the Flight School XXI program and upgrades for F/A-18 trainers, (2) $16 million for Precision Engagement primarily due to increased deliveries of ordnance products, (3) $14 million for Microwave Products primarily

L-3 Announces Results for the 2013 First Quarter	Page 4

due to increased deliveries of mobile and ground-based satellite communication systems for the U.S. military, and (4) $11 million for Marine Services primarily due to volume for the landing craft air cushion vehicle service life extension program. These increases were partially offset by sales decreases of: (1) $12 million for Sensor Systems ($44 million of lower volume primarily for airborne EO/IR turrets for the Persistent Threat Detection System contract due to the U.S. military troop drawdown in Afghanistan, partially offset by $18 million in increased volume for force protection products to a foreign ministry of defense and sales of $14 million from the L-3 KEO acquisition), (2) $26 million for Power & Control Systems primarily due to lower demand for commercial shipbuilding products, and (3) $15 million for Space & Propulsion Systems primarily due to certain funding constraints for the Missile Defense Agency’s air-launched target programs.

Electronic Systems operating income for the 2013 first quarter decreased by $8 million, or 5%, compared to the 2012 first quarter. Operating margin decreased by 90 basis points to 10.6%. Operating margin declined by 190 basis points due to the decreases in sales for Sensor Systems, Power & Control Systems and Space & Propulsion Systems discussed above and 70 basis points primarily due to sales mix changes. These decreases were partially offset by 170 basis points due to improved contract performance adjustments during the 2013 first quarter compared to the 2012 first quarter across several business areas, including Microwave Products and Space & Propulsion Systems.

Platform & Logistics Solutions (P&LS) (formerly Aircraft Modernization & Maintenance)

	First Quarter Ended
	March 29, 2013	March 30, 2012	Increase/ (decrease)
	(dollars in millions)
Net sales	$616.5	$614.0	$2.5
Operating income	$57.5	$62.3	$(4.8)
Operating margin	9.3%	10.1%	(80	) bpts

P&LS net sales for the 2013 first quarter increased by $3 million compared to the 2012 first quarter. Platform Solutions sales increased by $56 million, which was nearly fully offset by a sales decline of $53 million for Logistics Solutions. The Platform Solutions sales increase was primarily due to increased volume for aircraft maintenance for the Canadian Department of National Defence, EC-130 aircraft for the U.S. Air Force (USAF), international head-of-state aircraft modifications, and the Australia C-27J. The decrease in Logistics Solutions was primarily due to the competitive loss of a task order for U.S. Army contract field team support services in Southwest Asia, which was completed in 2012.

P&LS operating income for the 2013 first quarter decreased by $5 million, or 8%, compared to the 2012 first quarter. Operating margin declined by 80 basis points to 9.3% primarily due to lower margin sales mix for Platform Solutions.

NSS

	First Quarter Ended
	March 29, 2013	March 30, 2012	Increase/ (decrease)
	(dollars in millions)
Net sales	$329.7	$347.7	$(18.0)
Operating income	$20.6	$18.9	$1.7
Operating margin	6.2%	5.4%	80	bpts

NSS net sales for the 2013 first quarter decreased by $18 million, or 5%, compared to the 2012 first quarter primarily due to less demand for U.S. Special Operations Command information technology (IT) support services, as our previous single-award contract converted to several multiple-award contracts which reduced our work share.

NSS operating income for the 2013 first quarter increased by $2 million, or 9%, compared to the 2012 first quarter. Operating margin increased by 80 basis points to 6.2%. Operating margin increased by 60 basis points due to higher margin sales mix and 20 basis points primarily due to higher award fees on an IT operation and maintenance support contract.

L-3 Announces Results for the 2013 First Quarter	Page 5

Financial Guidance

Based on information known as of today, the company reaffirms its consolidated and segment financial guidance for the year ending December 31, 2013, previously provided on January 30, 2013, as presented in the tables below. All financial guidance amounts, including the possible impact of the Sequestration cuts to the DoD budget, are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 6 and the company undertakes no duty to update its guidance.

Consolidated 2013 Financial Guidance

(in millions, except per share data)

Net sales	$12,550 to $12,750
Operating margin	10.0%
Interest expense	$176
Interest and other income	$12
Effective tax rate	32.0%
Diluted shares	90.1
Diluted EPS from continuing operations	$8.15 to $8.35
Net cash from operating activities from continuing operations	$1,225
Less: Capital expenditures, net of dispositions of property, plant and equipment	195

Free cash flow	$1,030

Segment 2013 Financial Guidance

($ in millions)

Net Sales:
C3ISR	$3,500 to $3,600
Electronic Systems	$5,425 to $5,525
P&LS	$2,325 to $2,425
National Security Solutions	$1,200 to $1,300
Operating Margins:
C3ISR	10.4% to 10.6%
Electronic Systems	10.7% to 10.9%
P&LS	9.1% to 9.3%
National Security Solutions	6.4% to 6.6%

The 2013 Guidance does not include any impact of the Sequestration cuts to the DoD budgets mandated by the Budget Control Act of 2011, which became effective on March 1, 2013. Presently, there is insufficient information to determine the full effect that the Sequestration cuts will have on our 2013 financial performance. However, based on our preliminary assessment, we believe the Sequestration cuts could reduce our 2013 Guidance by amounts up to: $500 million for net sales, 30 basis points for operating margin, $0.65 for diluted EPS, and $80 million for free cash flow. These potential Sequester reductions to our 2013 financial guidance exclude any potential non-cash goodwill impairment charges that could result from the Sequester or other DoD budget cuts.

Additional financial information regarding the 2013 first quarter results is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2013 First Quarter	Page 6

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, April 25, 2013 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. ET

10:00 a.m. CT

9:00 a.m. MT

8:00 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 13075866), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 51,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, platform and logistics solutions, and national security solutions. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2012 sales of $13.1 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this release, including information regarding the company’s 2013 financial outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type contracts; the rapid change of technology and high level of competition in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S.

L-3 Announces Results for the 2013 First Quarter	Page 7

Government agencies and of on-going governmental investigations; the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K for the year ended December 31, 2012, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	First Quarter Ended(a)
	March 29, 2013	March 30, 2012
Net sales	$3,185	$3,160
Cost of sales	2,872	2,835

Operating income	313	325
Interest expense	43	45
Interest and other income, net	3	3

Income from continuing operations before income taxes	273	283
Provision for income taxes	79	96

Income from continuing operations	$194	$187
Income from discontinued operations, net of income tax	—	16

Net income	194	203
Less: Net income from continuing operations attributable to noncontrolling interests	1	1
Less: Net income from discontinued operations attributable to noncontrolling interests	—	1

Net income attributable to L-3	$193	$201

Basic earnings per share allocable to L-3 Holdings’ common shareholders:
Continuing operations	$2.14	$1.88
Discontinued operations	$—	$0.15

Basic earnings per share	$2.14	$2.03

Diluted earnings per share allocable to L-3 Holdings’ common shareholders:
Continuing operations	$2.11	$1.86
Discontinued operations	$—	$0.15

Diluted earnings per share	$2.11	$2.01

L-3 Holdings’ weighted average common shares outstanding:
Basic	90.3	99.0

Diluted	91.5	100.2

(a)

It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	First Quarter Ended
	March 29, 2013	March 30, 2012
Segment operating data

Net sales:
C3ISR	$888.4	$886.1
Electronic Systems	1,349.9	1,312.6
P&LS	616.5	614.0
NSS	329.7	347.7

Total	$3,184.5	$3,160.4

Operating income:
C3ISR	$91.5	$92.6
Electronic Systems	143.7	151.5
P&LS	57.5	62.3
NSS	20.6	18.9

Total	$313.3	$325.3

Operating margin:
C3ISR	10.3%	10.5%
Electronic Systems	10.6%	11.5%
P&LS	9.3%	10.1%
NSS	6.2%	5.4%
Total	9.8%	10.3%
Depreciation and amortization:
C3ISR	$11.1	$11.5
Electronic Systems	36.1	35.9
P&LS	4.2	4.9
NSS	2.8	2.8

Total	$54.2	$55.1

Funded order data
C3ISR	$683	$753
Electronic Systems	1,318	1,474
P&LS	571	1,003
NSS	292	431

Total	$2,864	$3,661

	March 29, 2013	Dec. 31, 2012
Period end data
Funded backlog	$10,518	$10,884

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	March 29, 2013	Dec. 31, 2012
ASSETS
Cash and cash equivalents	$276	$349
Billed receivables, net	1,108	968
Contracts in process	2,748	2,652
Inventories	347	363
Deferred income taxes	85	95
Other current assets	126	144

Total current assets	4,690	4,571

Property, plant and equipment, net	1,002	1,017
Goodwill	7,716	7,744
Identifiable intangible assets	304	314
Deferred debt issue costs	28	29
Other assets	140	151

Total assets	$13,880	$13,826

LIABILITIES AND EQUITY
Accounts payable, trade	$595	$494
Accrued employment costs	568	551
Accrued expenses	417	462
Advance payments and billings in excess of costs incurred	579	671
Income taxes	10	21
Other current liabilities	398	398

Total current liabilities	2,567	2,597

Pension and postretirement benefits	1,367	1,360
Deferred income taxes	371	328
Other liabilities	358	373
Long-term debt	3,629	3,629

Total liabilities	8,292	8,287

Shareholders’ equity	5,513	5,463
Noncontrolling interests of continuing operations	75	76

Total equity	5,588	5,539

Total liabilities and equity	$13,880	$13,826

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	First Quarter Ended
	March 29, 2013	March 30, 2012
Operating activities
Net income	$194	$203
Less: Income from discontinued operations, net of tax	—	16

Income from continuing operations	194	187
Depreciation of property, plant and equipment	42	42
Amortization of intangibles and other assets	12	13
Deferred income tax provision	19	20
Stock-based employee compensation expense	14	13
Contributions to employee savings plans in L-3 Holdings’ common stock	32	34
Amortization of pension and postretirement benefit plans net loss and prior service cost	22	17
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	2	2
Other non-cash items	3	(1)
Changes in operating assets and liabilities, excluding amounts from acquisitions, divestitures and discontinued operations:
Billed receivables	(146)	(4)
Contracts in process	(106)	(131)
Inventories	13	(39)
Accounts payable, trade	105	97
Accrued employment costs	13	(17)
Accrued expenses	(35)	(120)
Advance payments and billings in excess of costs incurred	(85)	19
Income taxes	51	62
Excess income tax benefits related to share-based payment arrangements	(2)	(1)
Other current liabilities	1	(8)
Pension and postretirement benefits	4	(30)
All other operating activities	(7)	(35)

Net cash from operating activities from continuing operations	146	120

Investing activities
Business acquisitions, net of cash acquired	—	(205)
Capital expenditures	(49)	(27)
Dispositions of property, plant and equipment	1	—
Other investing activities	(6)	(2)

Net cash used in investing activities from continuing operations	(54)	(234)

Financing activities
Borrowings under revolving credit facility	477	16
Repayment of borrowings under revolving credit facility	(477)	(16)
Common stock repurchased	(122)	(138)
Dividends paid on L-3 Holdings’ common stock	(52)	(49)
Proceeds from exercises of stock options	18	6
Proceeds from employee stock purchase plan	9	12
Debt issue costs	—	(6)
Excess income tax benefits related to share-based payment arrangements	2	1
Other financing activities	(13)	(5)

Net cash used in financing activities from continuing operations	(158)	(179)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(7)	5
Cash from discontinued operations:
Operating activities	—	17

Cash from discontinued operations	—	17

Net decrease in cash and cash equivalents	(73)	(271)
Cash and cash equivalents, beginning of the year	349	764

Cash and cash equivalents, end of the year	$276	$493